EXHIBIT 99.11


                                  Amendment No. 3
                                        to
                                Longview Fibre Company
                  Branch Plant Hourly Employees' 401(k) Plan and Trust

     This Amendment is made to the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan and Trust (the "Plan"). The following amendments are effective as of January 7, 2000. All terms defined in the Plan shall have the same meaning when used herein. All provisions of the Plan not amended by this Amendment shall remain in full force and effect.

1. The second paragraph of Section 7.2 is amended as follows:

       , during any Conversion Period, Trust assets may be held in any investment vehicle permitted by the Plan, as directed by the Administrator, irrespective of prior Participant investment elections.

2. Section 7.5 is amended to read as follows:

7.5 Timing

   A Participant shall provide his or her initial investment election upon becoming a Participant and may change his or her election with respect to future contributions and/or reallocate his or her existing Account balances at such times, in such increments and subject to such rules and procedures as the Administrator shall establish.

3. The first sentence of Section 16.4 is amended by adding the following clause at the end thereof:

       , subject to any rules and procedures established by the Administrator pursuant to Section 7.5.

    IN WITNESS WHEREOF, the Employer has caused this Amendment to be executed on the date indicated below.

                                            LONGVIEW FIBRE COMPANY

Dated: January 20, 2000                     By: L. J. HOLBROOK
                                                L. J. HOLBROOK
                                            Its: Sr. VP-Finance

TRUSTEE APPROVAL

The Trustee hereby accepts and approves the amendments set forth above.

Dated:                                      MERRILL LYNCH TRUST COMPANY

                                            By:
                                            Its: